As filed with the Securities and Exchange Commission on May 18, 2001
                                                                                      Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRW Inc.
(Exact name of registrant as specified in its charter)

Ohio	34-0575430
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1900 Richmond Road, Cleveland, Ohio 44124
(Address of Principal Executive Offices) (Zip Code)

THE TRW CANADA STOCK SAVINGS PLAN
(Full title of the plan)

WILLIAM B. LAWRENCE, Secretary
TRW Inc.
1900 Richmond Road, Cleveland, Ohio 44124
(Name and address of agent for service)

(216) 291-7000
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering	aggregate	Amount of
to be registered	registered(1)	price per share(2)	offering price	registration fee

Common Stock, par value
$0.625 per share, of
TRW Inc.	80,000		$3,370,000(3)	$842.50

Participations in the Plan(4)

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of TRW’s common stock.
(2)	Indeterminable since the price per share will vary from time to time depending on the market value of TRW Common Stock. Contributions to the Plan are a percentage of the participant’s compensation and are accounted for in Canadian dollars.
(3)

This figure (calculated on the basis of $42.125 per share, the average of the high and low prices of TRW Common included in the NYSE-Composite Transactions report for May 15, 2001, as reported by the New York Stock Exchange) represents the estimated maximum number of currently outstanding shares of TRW Common which could be purchased under the Plan with the estimated $3,370,000 aggregate employee and employer contributions to the Plan for the period from May 21, 2001 through April 30, 2004.

(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of participation interests to be offered or sold pursuant to the Plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	(i) the TRW Inc. ("TRW") Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A No. 1 filed April 30, 2001;

(ii) the TRW Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

(iii) the financial statements for The TRW Canada Stock Savings Plan (the "Plan") as of December 31, 2000 and 1999 attached as Exhibit 99 to the TRW Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A No. 1 filed April 30, 2001;

(b)	the description of TRW capital stock filed as Exhibit 4(a) to TRW's Quarterly Report on Form 10-Q dated May 9, 1996, including any amendments and reports filed for the purpose of updating such descriptions;

(c)	(i) The TRW Current Report on Form 8-K dated January 18, 2001; and

(ii) The TRW Current Report on Form 8-K dated March 1, 2001.

Until TRW files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all such securities which remain unsold, all documents subsequently filed by TRW or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the purchase of shares of TRW Common Stock, par value $0.625 per share, under the Plan and the purchase of participation interests in the Plan have been passed upon by William B. Lawrence, Esq., 1900 Richmond Road, Cleveland, Ohio 44124. Mr. Lawrence, Executive Vice President, General Counsel and Secretary of TRW, is a shareholder of TRW.

Item 6. Indemnification of Directors and Officers.

The Ohio Revised Code and TRW's Regulations provide for indemnification of TRW's Directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. TRW maintains insurance indemnifying Directors and officers in certain cases and with certain deductible limits. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors and officers, TRW has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The "Exhibit Index" on page 6 is hereby incorporated by reference.

The undersigned registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

A. Undertaking Pursuant to Rule 415.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Undertaking Regarding Documents Subsequently Filed Under the Exchange Act.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Undertaking Regarding Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio, on the 18th day of May, 2001.

TRW INC.

By /s/ William B. Lawrence

William B. Lawrence, Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

J. T. GORMAN*	Chairman of the Board,	May 18, 2001
and Director

D. M. COTE*	President, Chief Executive	May 18, 2001
Officer and Director

C. G. MILLER*	Executive Vice President and	May 18, 2001
Chief Financial Officer
T. A. CONNELL*	Vice President and Controller	May 18, 2001
M. H. ARMACOST*	Director	May 18, 2001
M. FELDSTEIN*	Director	May 18, 2001
R. M. GATES*	Director	May 18, 2001
G. H. HEILMEIER*	Director	May 18, 2001
C. R. HOLLICK*	Director	May 18, 2001
K. N. HORN*	Director	May 18, 2001
H. V. KNICELY*	Director	May 18, 2001
D. B. LEWIS*	Director	May 18, 2001
L. M. MARTIN*	Director	May 18, 2001
J. D. ONG*	Director	May 18, 2001

William B. Lawrence, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the above-named officers and Directors of TRW Inc., pursuant to a power of attorney executed by each of such officers and Directors and filed with the Securities and Exchange Commission.

May 18, 2001
* By	/s/ William B. Lawrence

William B. Lawrence, Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Board of Administration of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio, on the 18th day of May, 2001.

THE TRW CANADA STOCK SAVINGS PLAN

By	/s/ William B. Lawrence

William B. Lawrence, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5	Legal Opinion of William B. Lawrence, General Counsel of TRW Inc.

15	Letter re: Unaudited Financial Information

23(a)	Consent of Ernst & Young LLP

23(b)	Consent of Ernst & Young LLP

The Consent of William B. Lawrence is contained in his opinion filed as
Exhibit 5 to this Registration Statement.

24(a)	Power of Attorney of the Board of Administration of
The TRW Canada Stock Savings Plan.

24(b)	Power of Attorney of the Directors and certain officers of TRW Inc.